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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 2)*


NEWSTAR FINANCIAL, INC.
(Name of Issuer)

Common Stock, $0.01 par value per share
(Title of Class of Securities)

65251F105
(CUSIP Number)

November 30, 2017
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed.
?	Rule 13d-1(b)
X	Rule 13d-1(c)
?	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting Person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.
This Schedule 13G, Amendment No. 2 is intended to amend the Schedule 13G filed with the Securities and Exchange Commission on January 28, 2008, as further amended on January 23, 2015.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No.  65251F105	SCHEDULE 13G	Page 1 of 8 Pages


1	NAME OF REPORTING PERSON OR
I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Swiss Re Ltd
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

 	(a)  ?
(b)  ?
3	SEC USE ONLY


4	CITIZENSHIP OR PLACE OF ORGANIZATION

                Switzerland
NUMBER OF
SHARES
BENEFICIALLY OWNED
BY EACH REPORTING
PERSON
WITH
	5	SOLE VOTING POWER

                - 0 -
	6	SHARED VOTING POWER

                - 0 -
	7	SOLE DISPOSITIVE POWER

                - 0 -
	8	SHARED DISPOSITIVE POWER

                - 0 -
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                - 0 -
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

 	?
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                0.00%
12	TYPE OF REPORTING PERSON

                CO





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CUSIP No.  65251F105	SCHEDULE 13G	Page 2 of 8 Pages


1	NAME OF REPORTING PERSON OR
I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Swiss Re Principal Investments Company Ltd
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

 	(a)  ?
(b)  ?
3	SEC USE ONLY


4	CITIZENSHIP OR PLACE OF ORGANIZATION

                Switzerland
NUMBER OF
SHARES
BENEFICIALLY OWNED
BY EACH REPORTING
PERSON
WITH
	5	SOLE VOTING POWER

                - 0 -
	6	SHARED VOTING POWER

                - 0 -
	7	SOLE DISPOSITIVE POWER

                - 0 -
	8	SHARED DISPOSITIVE POWER

                - 0 -
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                - 0 -
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

 	?
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                0.00%
12	TYPE OF REPORTING PERSON

                CO




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CUSIP No.  65251F105	SCHEDULE 13G	Page 3 of 8 Pages


1	NAME OF REPORTING PERSON OR
I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Swiss Re Direct Investments Company Ltd
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

 	(a)  ?
(b)  ?
3	SEC USE ONLY


4	CITIZENSHIP OR PLACE OF ORGANIZATION

                Switzerland
NUMBER OF
SHARES
BENEFICIALLY OWNED
BY EACH REPORTING
PERSON
WITH

	5	SOLE VOTING POWER

                - 0 -
	6	SHARED VOTING POWER

                - 0 -
	7	SOLE DISPOSITIVE POWER

                - 0 -
	8	SHARED DISPOSITIVE POWER

                - 0 -
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                - 0 -
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

 	?
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                0.00%
12	TYPE OF REPORTING PERSON

                CO




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CUSIP No.  65251F105	SCHEDULE 13G	Page 4 of 8 Pages


ITEM 1.	(a)	Name of Issuer:

  	  	NewStar Financial, Inc.

  	(b)	Address of Issuer's Principal Executive Offices:

                500 Boylston Street, Suite 1250
                Boston, MA 02116

ITEM 2.	(a)	Name of Persons Filing:

                Swiss Re Ltd

                Swiss Re Principal Investments Company Ltd

                Swiss Re Direct Investments Company Ltd

This statement is being filed jointly by the above-listed parties ("Reporting Persons") and relates to Shares (as defined herein) held by Swiss Re Direct Investments Company Ltd.
Swiss Re Ltd also owns all of the outstanding capital stock of Swiss Re Principal Investments Company Ltd, which in turn owns all of the outstanding capital stock of Swiss Re Direct Investments Company Ltd.

  	(b)	Address of Principal Business Office, or if None, Residence:

                Mythenquai 50/60
                8022 Zurich
                Switzerland

  	(c)	Citizenship:

Swiss Re Ltd is a Swiss corporation.

Swiss Re Principal Investments Company Ltd is a Swiss corporation.

Swiss Re Direct Investments Company Ltd is a Swiss corporation.

  	(d)	Title of Class of Securities:

  	  	Common Stock, par value of $0.01 per share (the "Shares").

  	(e)	CUSIP Number:

  	  	65251F105




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CUSIP No.  65251F105	SCHEDULE 13G	Page 5 of 8 Pages


ITEM 3.	IF THIS STATEMENT IS FILED PURSUANT TO s240.13D-1(B) OR
240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

(a) [__]  Broker or dealer registered under Section 15 of the Act
(15 U.S.C. 78o)
(b) [__]  Bank as defined in Section 3(a)(6) of the Act
(15 U.S.C. 78c)
(c) [__]  Insurance company as defined in Section 3(a)(19) of the
Act (15 U.S.C. 78c)
(d) [__]  Investment company registered under Section 8 of the
Investment Company Act of 1940 (15 U.S.C. 80a-8)
(e) [__]  An investment adviser in accordance with s240.13d-
1(b)(1)(ii)(E)
(f) [__]  An employee benefit plan or endowment fund in
accordance with s240.13d-1(b)(1)(ii)(F);
(g) [__]  A Parent holding company or control person in
accordance with s240.13d-1(b)(1)(ii)(G);
(h) [__]  A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813)
(i) [__]  A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the
Investment Company Act of 1940 (15 U.S.C. 80a-3)
(j) [__]  A non-U.S. institution in accordance with s240.13d-
1(b)(1)(ii)(J);
  	(k)	[__]  Group, in accordance with s240.13d-1(b)(1)(ii)(J).

  	Not applicable.

ITEM 4.	OWNERSHIP

As of November 30, 2017, Swiss Re Ltd, Swiss Re Principal Investments Company Ltd and Swiss Re Direct Investments Company Ltd ceased to be a beneficial owner of any Shares.

  	(a)	Amount beneficially owned:

                Swiss Re Ltd  - 0

                Swiss Re Principal Investments Company Ltd  - 0

                Swiss Re Direct Investments Company Ltd - 0

 	(b)	Percent of class:

                Swiss Re Ltd  - 0.00%

                Swiss Re Principal Investments Company Ltd  - 0.00%

                Swiss Re Direct Investments Company Ltd - 0.00%




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CUSIP No.  65251F105	SCHEDULE 13G	Page 6 of 8 Pages


  	(c)	Number of shares as to which the Reporting Persons have:

  	  	(i)	Sole power to vote or to direct the vote:

                                Swiss Re Ltd  - 0

                                Swiss Re Principal Investments Company Ltd  - 0

                                Swiss Re Direct Investments Company Ltd - 0

  	  	(ii)	Shared power to vote or to direct the vote:

                                Swiss Re Ltd  - 0

                                Swiss Re Principal Investments Company Ltd  - 0

                                Swiss Re Direct Investments Company Ltd - 0

  	  	(iii)	Sole power to dispose or to direct the disposition of:

                                Swiss Re Ltd  - 0

                                Swiss Re Principal Investments Company Ltd  - 0

                                Swiss Re Direct Investments Company Ltd - 0

  	  	(iv)	Shared power to dispose or to direct the disposition of:

                                Swiss Re Ltd  - 0

                                Swiss Re Principal Investments Company Ltd  - 0

                                Swiss Re Direct Investments Company Ltd - 0


ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

  	If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following X.

  	On November 30, 2017, Swiss Re Ltd, Swiss Re Principal Investments Company Ltd and Swiss Re Direct Investments Company Ltd ceased to be a beneficial owner of any Shares.




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CUSIP No.  65251F105	SCHEDULE 13G	Page 7 of 8 Pages


ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

  	Not applicable.

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

  	Not applicable.

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

  	Not applicable.

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP

  	Not applicable.

ITEM 10.	CERTIFICATIONS.

  	By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquire and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.







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CUSIP No.  65251F105	SCHEDULE 13G	Page 8 of 8 Pages


SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 6, 2018
 	SWISS RE LTD


 	By: 	 /s/ Alexandre Hristov
 	 	Name:  Alexandre Hristov
 	 	Title:    Chief Accounting Officer

 	By: 	 /s/ Sten E. D. Rasmussen
 	 	Name:  Sten E. D. Rasmussen
 	 	Title:    Director


Dated:  February 6, 2018
  	SWISS RE PRINCIPAL INVESTMENTS COMPANY LTD


 	By: 	 /s/ Kevin Purcell
 	 	Name:  Kevin Purcell
 	 	Title:    CFO Principal Investments

 	By: 	 /s/ Flavia Diethelm
 	 	Name:   Flavia Diethelm
 	 	Title:     Director


Dated:  February 6, 2018
 	SWISS RE DIRECT INVESTMENTS COMPANY LTD


 	By: 	 /s/ Kevin Purcell
 	 	Name:   Kevin Purcell
 	 	Title:     CFO Principal Investments

 	By: 	 /s/ Flavia Diethelm
 	 	Name:   Flavia Diethelm
 	 	Title:     Director


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